Calculation of Filing Fee Tables
S-8
CATHAY GENERAL BANCORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share (1)(2)	Other	1,724,538	$ 45.51	$ 78,483,724.38	0.0001381	$ 10,838.60
Total Offering Amounts:						$ 78,483,724.38		$ 10,838.60
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,838.60
Offering Note
[1]	(1) The offering price per share, aggregate offering price, and registration fee with respect to the shares of Common Stock, par value $0.01 per share, of Cathay General Bancorp issuable pursuant to the employee benefit plan described herein have been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Cathay General Bancorp Common Stock on November 18, 2025, as reported on the Nasdaq Global Select Market. (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of common stock of the registrant as may be offered or issued as a result of stock splits, stock dividends, or similar transactions. (3) This Registration Statement registers an additional 1,724,538 shares issuable under the Cathay General Bancorp 2005 Incentive Plan, as amended and restated.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A